Exhibit 10.5

nStor Technologies, Inc.
100 Century Boulevard
West Palm Beach, Florida 33417

April 30, 2004

H. Irwin Levy
100 Century Blvd
West Palm Beach, FL 33417

Dear Mr. Levy:

We have agreed to the following amendments to that certain 10% Convertible Subordinated Promissory Note, dated June 14, 2002, in the amount of $650,000, as amended on June 30, 2003 increasing the outstanding principal of the Note to $818,370, as amended on December 31, 2003 increasing the outstanding principal of the Note to $859,625 with a maturity date of April 30, 2003 (the “Amended Note”), payable by nStor Corporation, Inc. to H. Irwin Levy, copies of which are attached hereto.

1)         The maturity date of the Amended Note is hereby extended from April 30, 2004 to July 31, 20054 (“Maturity”).

2)         Accrued and unpaid interest on the Amended Note through April 30, 2004 in the amount of $28,497 is hereby added to the $859,625 principal amount of the Amended Note so that as of the date hereof, the principal amount of the Amended Note has been increased to $888,122 (the “New Principal Amount”).  Interest at the rate of ten percent (10%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,
                                                                                                Agreed:
/s/ Jack Jaiven                                                                          By:  /s/ H. Irwin Levy
Jack Jaiven                                                                                           H. Irwin Levy
Vice President and Treasurer